Exhibit 10.1

January 16, 2024

Dr. Michael J. Finney, Ph.D.
170 Harbor Way, Suite 300
South San Francisco, CA 94080

Dear Michael:

On behalf of Vaxart, Inc. (the “Company”), I am pleased to provide you with this letter agreement (this “Agreement”) setting forth the terms and conditions of your employment as President and Chief Executive Officer (“CEO”) of the Company, effective as of January 16, 2024 (the “Effective Date”).

1.         Term. The Company will employ you as CEO, upon the terms and subject to the conditions set forth in this Agreement, for an interim term beginning on the Effective Date and ending on the earlier of (a) the date on which a successor Chief Executive Officer is hired and commences employment with the Company, or (b) the date that your employment with the Company terminates pursuant to paragraph 9 below for any reason, other than in connection with the employment of a successor Chief Executive Officer (the “Term”).

2.         Position and Duties. In your position as CEO, you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be properly and lawfully required from time to time by the Board. You will devote sufficient business time, energy and talent to serving as CEO, and will perform your duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company. During the Term, you may not engage in any other employment, consulting or other business activity that would interfere, individually or in the aggregate, with the performance of your duties set forth in this Agreement or your fiduciary duties to the Company; provided, however, that you may continue to serve on boards of directors or committees thereof on which you served as of the Effective Date.

3.         Location. You shall have the option to perform your duties and responsibilities hereunder principally at either the Company’s corporate headquarters as in effect from time-to-time or, when feasible, remotely at your personal residence; provided that you may be required under reasonable business circumstances to travel outside of such locations in connection with performing your duties under this Agreement.

4.      Board Service. During the Term you will continue to serve on the Board, as its Chair, subject to re-nomination by the Board and re-election by stockholders. Due to your status as an insider during the Term, however, you will no longer serve on any Board committees and will not receive any non-employee director cash or equity retainers or other compensation under the Company’s director compensation program for your services as a director (but, for the avoidance of doubt, you shall continue to vest in your director equity awards for as long as you continue to serve on the Board). The Company currently expects that you will remain on the Board following the end of the Term (subject to nomination by the Board and re-election by stockholders) and re-commence participation in the non-employee director compensation program at that time. The Company also expects that, following the end of the Term, you will qualify as an independent director in light of applicable Nasdaq and Securities and Exchange Commission guidance with respect to individuals who serve as executives for limited periods and that you will thereupon receive appropriate committee assignments to the extent permitted under that guidance.

5.       Compensation.

a.         Salary. During the Term, you will receive a base salary at the annual rate of $595,000, which shall be payable in regular installments in accordance with the Company’s normal payroll practices.

b.         Annual Incentive. You shall be eligible to participate in the Company’s 2024 annual incentive program on the same terms and conditions as other senior executives; provided that your “target” annual incentive opportunity shall be 50% of your annual base salary. Your payment under the annual incentive program shall be based on the extent to which certain performance objectives established by the Board have been achieved for that year, in the sole discretion of the Board, and the amount earned, if any, shall be pro-rated for the portion of the year that you serve as CEO.

c.         Equity Awards. If you continue to serve as CEO through the date that is 90 days after the Effective Date, then as soon as practicable thereafter, the Board shall grant to you an equity award on terms and conditions that are substantially similar to the terms and conditions that apply to the equity award granted to the other senior executives of the Company under the 2024 long-term incentive program.

6.       Expenses. You shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by you during the Term in connection with carrying out your duties hereunder in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

7.       Indemnification and Insurance. The Company will indemnify you with respect to activities in connection with your employment as CEO to the full extent provided for in its corporate charter, Bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and senior executive officers. In addition, you will be named as an insured in your capacities as CEO and as director of the Company on the director and officer liability insurance policy currently maintained, or as may be maintained, by the Company from time-to-time.

8.         Waiver of Participation. During the Term, unless the Board or a committee thereof determines otherwise, and except as otherwise provided in paragraphs 5 and 6 above, you will not be eligible to participate in, and by execution of this Agreement you waive participation in, any and all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company as well as any cash-based or equity-based incentive plans or programs or in any severance plans or programs applicable to senior executives generally.

9.         Termination. Your employment with the Company is “at-will,” and may be terminated by you or the Company at any time with or without cause and with and without advance notice. Upon any termination of your employment, the Company shall only be obligated to pay to you any accrued but unpaid Annual Base Salary, any accrued but unpaid business expenses or PTO, as applicable, and your pro-rated annual incentive (if earned) for the 2024 calendar year (payable at the same time as continuing employees), and the Company shall have no further liability to pay to you any other amounts or severance under this Agreement or under any severance plans or programs maintained by the Company or its subsidiaries. Any prior verbal or written representations to the contrary are void.

10.      Miscellaneous. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, verbal, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your position as CEO. This Agreement may not be amended or modified, except by an express written agreement signed by both you and an officer of the Company duly authorized by the Board. Neither party may assign or delegate any of its or his obligations hereunder without the prior written consent of the other party, provided that the Company may assign this Agreement in connection with a sale or other disposition of all or substantially all of its assets. This Agreement will be binding upon and will inure to the benefit of you and your administrators, executors, heirs and permitted assigns, and the Company and its successors and permitted assigns. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signatures are on the following page)

Please confirm your agreement with these terms by signing below and return a copy for our files. If you have any questions, or need additional information, please give me a call.

Sincerely,

VAXART, INC.

 /S/ DAVID WHEADON
By: Dr. David Wheadon
Its: Chair of the Compensation Committee

AGREED TO AND ACCEPTED BY:

 /S/ MICHAEL J. FINNEY                                                 01/16/24
Dr. Michael J. Finney, Ph.D.                                             Date

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